Exhibit 99.1

Contact:  Jennifer Rosa    (216) 429-5037

For release Wednesday, February 9, 2011

TFS Financial Corporation Announces First Fiscal Quarter Ended December 31, 2010 Financial Results

(Cleveland, OH – February 9, 2011) – TFS Financial Corporation (NASDAQ: TFSL) (the “Company”), the holding company for Third Federal Savings and Loan Association of Cleveland (the “Association”), today announced results for the quarter ended December 31, 2010.

The Company reported a net loss of $7.3 million for the three months ended December 31, 2010, compared to net income of $8.9 million for the three months ended December 31, 2009. The change in net income is largely the result of an increase in the provision for loan losses and non-interest expense, plus a reduction in non-interest income, partially offset by an increase in net interest income.

Marc A. Stefanski, chairman and CEO of Third Federal commented, “While the strong refinance market has allowed us to grow and attract new customers, we still face the challenges of a weak economy, an unemployment rate of 9 percent and increasing costs due to a changing regulatory environment.”

Net interest income increased $2.4 million, or 4.2%, to $59.7 million for the three months ended December 31, 2010 from $57.3 million for the three months ended December 31, 2009. The increase in net interest income resulted from a decrease in interest paid on interest-bearing liabilities, partially offset by a decrease in the interest received on interest-bearing assets. The interest rate spread increased 5 basis points to 1.82% for the three months ended December 31, 2010 from 1.77% for the three months ended December 31, 2009. The net interest margin increased one basis point to 2.21% compared to 2.20% for the same quarter last year.

The Company recorded a provision for loan losses of $34.5 million for the three months ended December 31, 2010 and $16.0 million for the three months ended December 31, 2009. The provisions exceeded net charge-offs of $19.5 million and $14.0 million for the quarters ended December 31, 2010 and 2009, respectively. Of the $19.5 million of net charge-offs, $13.4 million occurred in the equity loans and lines of credit portfolio. The allowance for loan losses was $148.2 million, or 1.50% of total loans receivable, at December 31, 2010, compared to $133.2 million, or 1.42% of total loans receivable, at September 30, 2010, and further compared to $97.3 million or 1.03% of total loans receivable at December 31, 2009. Included in the allowance for loan losses is a specific reserve for losses on impaired loans which was $53.1 million, $46.0 million and $31.8 million at December 31, 2010, September 30, 2010 and December 31, 2009, respectively.

Non-performing loans decreased $11.1 million to $275.5 million, or 2.80% of total loans, at December 31, 2010 from $286.6 million, or 3.08% of total loans, at September 30, 2010. Of the $11.1 million decrease, $3.5 million occurred in the residential, non-Home Today portfolio, $4.3 million occurred in the residential, Home Today portfolio, $1.9 million occurred in the equity loans and lines of credit portfolio and $1.4 million occurred in the construction portfolio. Non-performing loans increased $10.8 million compared to $264.7 million, or 2.83% of total loans, at December 31, 2009. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $276.2 million at December 31, 2010 and $280.5 million at September 30, 2010.

Non-interest income decreased $4.8 million, or 41%, to $6.8 million for the three months ended December 31, 2010 from $11.6 million for the three months ended December 31, 2009. There were no sales of loans and therefore no gains were recorded during the three months ended December 31, 2010, compared to gains of $3.0 million for the same quarter last year. Additionally, increased refinancing activity caused the amortization of mortgage servicing rights to increase $2.8 million to $4.8 million for the three months ended December 31, 2010 from $2.0 million for the three months ended December 31, 2009.

Non-interest expense increased $2.8 million, or 7.1%, to $42.9 million for the three months ended December 31, 2010 from $40.1 million for the three months ended December 31, 2009 due to increases in other operating expenses and Federal insurance premiums, partially offset by lower salaries and employee benefit expense. Other operating expenses, consisting of mainly additional legal, consulting and appraisal expenses related to the expanded review of our equity loan and lines of credit portfolio, increased $4.7 million, or 101.5%, to $9.4 million for the three months ended December 31, 2010 from $4.7 million for the three months ended December 31, 2009. Salaries and employee benefits decreased $3.7 million, or 17.4%, to $17.5 million for the three months ended December 31, 2010 from $21.2 for the three months ended December 31, 2009, generally as a result of no executive bonus, a reduced employee bonus accrual and a reduction in the number of shares allocated under the Employee Stock Ownership Plan.

Total assets decreased $11.4 million, or 1%, to $11.06 billion at December 31, 2010 from $11.08 billion at September 30, 2010. This change was the result of decreases in our cash and cash equivalents, investment securities and mortgage loans held for sale partially offset by an increase in our loan portfolio.

Cash and cash equivalents decreased $401.2 million, or 53.9%, to $342.5 million at December 31, 2010 from $743.7 million at September 30, 2010. Investment securities decreased $102.2 million, or 15.2%, to $569.4 million at December 31, 2010 from $671.6 million at September 30, 2010. These decreases can be attributed to the reinvestment of our most liquid assets into loan products that provide higher yields and longer maturities.

Loans held for investment, net increased $522.6 million to $9.70 billion at December 31, 2010 from $9.18 billion at September 30, 2010. Residential mortgage loans increased $652.7 million during the three months ended December 31, 2010, while the equity loans and lines of credit portfolio decreased by $111.5 million. A total of $582.0 million of adjustable rate mortgages (mainly five year loans) were originated during the three months ended December 31, 2010, representing over 55% of all residential mortgage originations, compared to $6.1 million and 1.4% for the same quarter last year. Under a marketing effort to offset future interest rate risk exposure, adjustable rate mortgages originated under the Smart Rate ARM program since July, 2010 have an outstanding principal balance of more than $900 million as of December 31, 2010. The total principal balance of adjustable rate first mortgage loans was $1.41 billion, or 19.9% of all first mortgage residential loans, at December 31, 2010, compared to $650.5 million, or 10.3%, at December 31, 2009.

Deposits decreased $58.6 million, or less than 1%, to $8.79 billion at December 31, 2010 from $8.85 billion at September 30, 2010. The decrease in deposits was the result of a $108.0 million decrease in our certificates of deposit partially offset by $25.6 million increase in our high-yield savings accounts combined with a $21.7 million increase in our high-yield checking accounts for the three-month period ended December 31, 2010.

Accrued expenses and other liabilities increased $46.9 million, or 72.0%, to $112.1 million at December 31, 2010 from $65.2 million at September 30, 2010. This increase reflects the in-transit status of $46.5 million of real estate tax payments that have been collected from borrowers and will be remitted to various taxing agencies.

Shareholders’ equity decreased $5.3 million to $1.75 billion at December 31, 2010 from September 30, 2010. This reflects $7.3 million of net loss during the three-month period partially offset by adjustments related to the allocation of shares of our common stock related to awards under the stock-based compensation plan and the ESOP.

At December 31, 2010, the Association was “well capitalized” for regulatory capital purposes, as its tier 1 risk based capital ratio was 20.07% and its total risk based capital was 21.32%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.

“We’ve made great progress in our home equity reduction plan. We received a formal non-objection to the plan on December 27, 2010, and feel confident that we will satisfy all the requirements of the OTS,” Stefanski said. The Home Equity Reduction Plan (the “Plan”) was submitted to the Association’s primary regulator, the Office of Thrift Supervision (the “OTS”), in September 2010. The Plan was prepared in response to an August 13, 2010, Memorandum of Understanding (the “MOU”) between the Association and the OTS. Key elements of the Plan and progress through December 31, 2010 are: (1) A reduction by December 31, 2011, using June 30, 2010 as a starting point, of $1 billion in home equity loan commitments, including a $300 million reduction in outstanding balances. At December 31, 2010, commitments, including those lines suspended, but subject to customer appeal, have been reduced $738.2 million and outstanding balances have been reduced by $158.7 million. (2) A $150 million capital infusion from the Company to the Association. This was completed in October, 2010. (3) Implementation of expanded line management, account management and collection processes regarding home equity. These process changes are in various stages of completion.

New Memorandums of Understanding (the “New MOU”) were entered into with the OTS dated February 7, 2011, covering the Association, the Company and the Mutual Holding Company. In conjunction with the New MOU, the Association’s original MOU dated August 13, 2010, was terminated. The New MOU addresses the ongoing monitoring of issues required by the original MOU. In addition, the New MOU requires, at various dates through June 30, 2011, the following actions: (1) an independent assessment of the Association’s interest rate risk management policy and a plan to address any deficiencies noted; (2) an independent review of management compensation; (3) the submittal of an independent enterprise risk management study and a plan to address any deficiencies noted; (4) the submittal for OTS non-objection 45 days in advance, any plans for new debt, dividends or stock repurchases; (5) formal management and director succession plans; and (6) revisions to various operational policies. In September, 2010, the Company engaged a third party to conduct an independent assessment of its interest rate risk management policy and enterprise risk management approach. The assessments will be a part of the response to the OTS to be delivered in February, 2011. The Company expects to be able to comply with the remaining timeframes specified in the New MOU. The OTS requirements also carry unanticipated costs to complete which will continue to increase the Company’s non-interest expense in amounts that are not expected to, but may, be material to its results of operations. The requirements of the New MOU will remain in effect until the OTS decides to terminate, suspend or modify them.

The Company will host a post-earnings conference call at 10:00 a.m. (ET) on February 10, 2011. The toll-free dial-in number is 800-894-5910, Conference ID 7TFSLQ111. A telephone replay will be available beginning at 1:30 p.m. (ET) February 10, 2011 by dialing 800-388-5895. The conference call will be simultaneously webcast on the Company’s website www.thirdfederal.com under the Investor Relations link under the “About Us” tab, and will be archived for 30 days after the event, beginning February 11, 2011. The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company’s website.

Forward Looking Statements

This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including unemployment prospects and conditions, that are worse than expected;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	changes in laws or governmental regulations affecting financial institutions, including changes in regulatory costs and capital requirements;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•

the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;

•	changes in our organization, or compensation and benefit plans; and

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

(In thousands, except share data)

	December 31, 2010	September 30, 2010
ASSETS
Cash and due from banks	$37,401	$38,804
Other interest-bearing cash equivalents	305,091	704,936

Cash and Cash equivalents	342,492	743,740

Investment securities
Available for sale (amortized cost $18,104 and $24,480, respectively)	18,095	24,619
Held to maturity (fair value $557,147 and $657,076, respectively)	551,255	646,940

Investment securities	569,350	671,559

Mortgage loans held for sale (includes $0 measured at fair value for the period ended September 30, 2010)	0	25,027
Loans held for investment, net:
Mortgage loans	9,861,694	9,323,073
Other loans	7,237	7,199
Deferred loan fees, net	(16,241)	(15,283)
Allowance for loan losses	(148,246)	(133,240)

Loans, net	9,704,444	9,181,749

Mortgage loan servicing assets, net	33,532	38,658
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	16,472	15,912
Premises, equipment, and software, net	62,142	62,685
Accrued interest receivable	36,697	36,282
Bank owned life insurance contracts	165,974	164,334
Other assets	97,949	100,461

TOTAL ASSETS	$11,064,672	$11,076,027

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,793,314	$8,851,941
Borrowed funds	64,155	70,158
Borrowers’ advances for insurance and taxes	55,044	51,401
Principal, interest, and related escrow owed on loans serviced	292,452	284,425
Accrued expenses and other liabilities	112,131	65,205

Total liabilities	9,317,096	9,323,130

Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 308,395,893 and 308,395,000 outstanding at December 31, 2010 and September 30, 2010, respectively	3,323	3,323
Paid-in capital	1,687,535	1,686,062
Treasury stock, at cost; 23,922,857 and 23,923,750 shares at December 31, 2010 and September 30, 2010, respectively	(288,354)	(288,366)
Unallocated ESOP shares	(82,335)	(82,699)
Retained earnings – substantially restricted	445,285	452,633
Accumulated other comprehensive loss	(17,878)	(18,056)

Total shareholders’ equity	1,747,576	1,752,897

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,064,672	$11,076,027

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(In thousands except share and per share data)

	For the Three Months Ended December 31,
	2010	2009

INTEREST AND DIVIDEND INCOME:
Loans, including fees	103,200	107,048
Investment securities available for sale	111	113
Investment securities held to maturity	3,337	5,073
Other interest and dividend earning assets	793	569

Total interest and dividend income	107,441	112,803

INTEREST EXPENSE:
Deposits	47,278	55,013
Borrowed funds	477	485

Total interest expense	47,755	55,498

NET INTEREST INCOME	59,686	57,305

PROVISION FOR LOAN LOSSES	34,500	16,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	25,186	41,305

NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,904	5,470
Mortgage servicing assets impairment	(284)	(73)
Net gain on the sale of loans	0	3,041
Increase in and death benefits from bank owned life insurance contracts	1,640	1,608
Income on private equity investments	183	115
Other	2,376	1,472

Total non-interest income	6,819	11,633

NON-INTEREST EXPENSE:
Salaries and employee benefits	17,485	21,171
Marketing services	2,101	2,025
Office property, equipment, and software	5,110	5,253
Federal insurance premium	5,985	4,209
State franchise tax	939	1,042
Real estate owned expense, net	1,925	1,735
Other operating expenses	9,399	4,664

Total non-interest expense	42,944	40,099

INCOME (LOSS) BEFORE INCOME TAXES	(10,939)	12,839

INCOME TAX EXPENSE (BENEFIT)	(3,591)	3,913

NET INCOME (LOSS)	$(7,348)	$8,926

Earnings (loss) per share – basic and fully diluted	$(0.02)	$0.03

Weighted average shares outstanding
Basic	300,140,571	299,658,526
Fully diluted	300,140,571	300,150,676

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2010			December 31, 2009
	Average Balance	Interest Income/ Expense	Yield/ Cost (a)	Average Balance	Interest Income/ Expense	Yield/ Cost (a)
	(Dollars in thousands)

Interest-earning assets:
Other interest-bearing cash equivalents	543,632	434	0.32%	279,740	165	0.24%
Investment securities	15,455	73	1.89%	16,893	87	2.06%
Mortgage-backed securities	611,343	3,375	2.21%	610,522	5,099	3.34%
Loans	9,620,125	103,200	4.29%	9,454,267	107,048	4.53%
Federal Home Loan Bank stock	35,620	359	4.03%	35,620	404	4.54%

Total interest-earning assets	10,826,175	107,441	3.97%	10,397,042	112,803	4.34%

Noninterest-earning assets	279,257			297,271

Total assets	$11,105,432			$10,694,313

Interest-bearing liabilities:
NOW accounts	$973,422	928	0.38%	$984,723	1,535	0.62%
Savings accounts	1,589,013	2,537	0.64%	1,283,810	3,397	1.06%
Certificates of deposit	6,253,379	43,813	2.80%	6,295,373	50,081	3.18%
Federal Home Loan Bank advances	68,586	477	2.78%	70,007	485	2.77%

Total interest-bearing liabilities	8,884,400	47,755	2.15%	8,633,913	55,498	2.57%

Noninterest-bearing liabilities	469,018			297,738

Total liabilities	9,353,418			8,931,651
Shareholders’ equity	1,752,014			1,762,662

Total liabilities and shareholders’ equity	$11,105,432			$10,694,313

Net interest income		$59,686			$57,305

Interest rate spread (b)			1.82%			1.77%

Net interest-earning assets (c)	$1,941,775			$1,763,129

Net interest margin (d)		2.21%	(a )		2.20%	(a )

Average interest-earning assets to average interest-bearing liabilities	121.86%			120.42%

(a)	Annualized
(b)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(c)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(d)	Net interest margin represents net interest income divided by total interest-earning assets.